                                                                      EXHIBIT 11

                         CHATTEM, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
             (Unaudited and in thousands, except per share amounts)

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

                                                    FOR THE THREE MONTHS          FOR THE NINE MONTHS
                                                     ENDED AUGUST 31,               ENDED AUGUST 31,
                                                   ----------------------    --------------------------
                                                        1999         1998          1999            1998
                                                   ---------   ----------    ----------     -----------
NET INCOME:
   Income before extraordinary loss.............   $   6,013    $   4,391    $   16,530      $   15,069
   Extraordinary loss...........................        (533)        (958)       (2,833)         (2,859)
                                                   ---------   ----------    ----------     -----------
     Net income.................................   $   5,480    $   3,433    $   13,697      $   12,210
                                                   ---------   ----------    ----------     -----------
                                                   ---------   ----------    ----------     -----------
COMMON SHARES:
   Weighted average number outstanding..........       9,774        9,483         9,742           9,165
   Number issued upon assumed exercise
     of outstanding stock options and stock
     warrants...................................         265          363           295             342
                                                   ---------   ----------    ----------     -----------
   Weighted average and dilutive potential
    number outstanding..........................      10,039        9,846        10,037           9,507
                                                   ---------   ----------    ----------     -----------
                                                   ---------   ----------    ----------     -----------
NET INCOME (LOSS) PER COMMON SHARE:
    Basic:
      Income before extraordinary loss..........   $     .61   $      .46    $     1.70     $      1.64
      Extraordinary loss........................        (.05)        (.10)         (.29)           (.31)
                                                   ---------   ----------    ----------     -----------
          Total basic...........................   $     .56   $      .36    $     1.41     $      1.33
                                                   ---------   ----------    ----------     -----------
                                                   ---------   ----------    ----------     -----------
    Diluted:
      Income before extraordinary loss..........   $     .60   $      .45    $     1.65     $      1.58
      Extraordinary loss........................        (.05)        (.10)         (.29)           (.30)
                                                   ---------   ----------    ----------     -----------
          Total diluted.........................   $     .55   $      .35    $     1.36     $      1.28
                                                   ---------   ----------    ----------     -----------
                                                   ---------   ----------    ----------     -----------


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